Exhibit 99.2

NEWS RELEASE

        Contact:       Media
          Ron Bottrell
          Hill+Knowlton Strategies
          312.446.6595

          Investor Relations
          708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces Strategic Management Changes

Oak Brook, IL, May 9, 2013 --TreeHouse Foods, Inc. (NYSE:THS) announced today that Christopher D. Sliva, currently Senior Vice President of TreeHouse Foods and Chief Operating Officer of its operating unit Bay Valley Foods, has been promoted to Executive Vice President of TreeHouse Foods and President of Bay Valley Foods.   The Company also announced that Harry J. Walsh has been appointed to a newly created role of Executive Vice President, Acquisitions Integration for TreeHouse Foods.  Mr. Walsh most recently served as Executive Vice President of TreeHouse Foods and President of Bay Valley Foods.  Both Mr. Sliva and Mr. Walsh will report to Sam K. Reed, Chairman, President and Chief Executive Officer.

 “Both Chris and Harry are key leaders of our TreeHouse organization.  As we enter the next phase of our growth and development, they will be integral to both our organic and acquisition-driven growth strategy,” said Mr. Reed.

“We are excited to have an executive of Chris’ caliber and experience leading the operations of the organization.   In the short time that Chris has been with us, he has established himself as a strong operational leader at Bay Valley Foods and has gained the confidence and respect of our entire company,” Mr. Reed continued.

“Since 2008, Harry has been instrumental in driving substantial growth in both revenue and profitability for Bay Valley Foods,” Mr. Reed said. “Under his leadership, we have made a number of acquisitions that have greatly expanded the scope of the Company, and we believe he is ideally suited to continue broadening TreeHouse into new categories and markets.  Harry will continue to work out of Oak Brook, but will serve as the Company’s on-site leader for newly acquired companies.”

Christopher D. Sliva, 49, joined TreeHouse Foods in July 2012 after a successful career with several consumer packaged goods companies including Dean Foods, Procter & Gamble, Eastman Kodak and Ft. James Corporation.   Mr. Sliva holds a B.A. degree from Washington University.

Harry J. Walsh, 57, joined TreeHouse Foods in January 2005 and is one of the Company’s founders.  Prior to that, Mr. Walsh held senior management positions at Keebler Foods Company, Bake-Line Products, Sunshine Biscuits, G.F. Industries and Granny Goose Foods.  Before entering the food industry, Mr. Walsh was an accountant with Arthur Andersen & Co. Mr. Walsh holds a B.A. degree from The University of Notre Dame.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes and single serve hot beverages, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.